Exhibit 99.1

FOR IMMEDIATE RELEASE

POLYMEDICA ANNOUNCES RESULTS FOR FISCAL 2004 SECOND QUARTER ENDED SEPTEMBER 30, 2003

	FY2004 2Q Net Revenues of $105 Million, up 20% Year over Year

	Net Income of $12.1 Million, up 23%Year over Year

	Diluted EPS of $0.47, up 21% Year over Year

	Cash Flow from Operations of $13.9 Million, up 101% Year over Year

WOBURN, MA — October 28, 2003 — PolyMedica Corporation (NNM: PLMD) today announced its financial results for the fiscal 2004 second quarter ended September 30, 2003.

Net Revenues
Net revenues for the fiscal 2004 second quarter were $105.2 million, compared to $88.0 million for the fiscal 2003 second quarter.

Earnings
Net income for the fiscal 2004 second quarter was $12.1 million, or $0.47 per diluted share, compared to $9.8 million, or $0.39 per diluted share (on a split-adjusted basis) for the fiscal 2003 second quarter.

As previously announced, PolyMedica completed a 2-for-1 stock split during the fiscal 2004 second quarter; the additional shares were distributed to shareholders on September 29, 2003.

Cash Flow
Cash flow from operations was $13.9 million for the fiscal 2004 second quarter, compared to $6.9 million for the fiscal 2003 second quarter, an increase of 101 percent, and the Company’s balance of cash and short-term investments increased from $32.6 million to $43.0 million during the fiscal 2004 second quarter.

Commenting on the results, Lead Director and Interim CEO Samuel L. Shanaman, said, “We are pleased to be able to report another solid quarter for the Company. Cash flow from operations during the quarter was particularly impressive, helped by strong collections, and our free cash flow improved dramatically.”

Shanaman continued, “Our business continues to perform very well. Our strong cash generation allows us to continue to grow the business, make significant improvements to our infrastructure, enhance our liquidity and, at the same time, return cash to our shareholders, as reflected in the recently announced 20 percent increase in our quarterly dividend.”

Guidance
For the quarter ending December 31, 2003, the Company currently expects to report net revenues of $106 — $110 million and earnings per share (diluted) of $0.47 — $0.49.

Conference Call and Replay
PolyMedica management will host a conference call and live Webcast today, Tuesday, October 28, at 4:30 p.m., EST, to discuss the Company’s fiscal second quarter. To listen to the conference call over the Internet, go to www.polymedica.com or www.companyboardroom.com. Go to either Web site at least 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at www.polymedica.com and www.companyboardroom.com for 90 days after the call. It will be available shortly after the call.

About PolyMedica (www.polymedica.com)
PolyMedica is a rapidly growing national medical products company. The Company is best known through its Liberty brand name and innovative direct-to-consumer television advertising to seniors with diabetes and respiratory disease. Building on its technology-based operating platform and compliance management focus, PolyMedica continues to expand its product offerings in these chronic disease and other categories.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, outcomes of government and internal reviews, inquiries and investigations and related litigation, continued compliance with government regulations, changes in Medicare reimbursement, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2003 and its Quarterly Report on Form 10-Q for the period ended June 30, 2003. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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For additional information, contact:

Investors:	Media:
Fred (“Skip”) Croninger	Denise DesChenes / Jim Barron
PolyMedica Corporation	Citigate Sard Verbinnen
(781) 933-2020	(212) 687-8080

(Financial Tables Follow)

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PolyMedica Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended

	Sept. 30,	Sept. 30,	%	Sept. 30,	Sept. 30,	%
	2003	2002	Change	2003	2002	Change

Net revenues	$105,222	$88,012	19.6%	$204,159	$169,613	20.4%
Cost of sales	38,260	31,208	22.6%	74,029	60,065	23.2%

Gross margin	66,962	56,804	17.9%	130,130	109,548	18.8%
Selling, general and administrative expenses	47,583	40,977	16.1%	93,071	79,005	17.8%

Income from operations	19,379	15,827	22.4%	37,059	30,543	21.3%
Other income and expense	74	(46)	260.9%	237	(50)	574.0%

Income before income taxes	19,453	15,781	23.3%	37,296	30,493	22.3%
Income tax provision	7,353	5,965	23.3%	14,098	11,526	22.3%

Income before cumulative effect of accounting change	12,100	9,816	23.3%	23,198	18,967	22.3%
Cumulative effect of accounting change, net of taxes of $9,187 (A)	—	—	—	—	(14,615)	100.0%

Net income	$12,100	$9,816	23.3%	$23,198	$4,352	433.0%

Diluted earnings per share:
Income before cumulative effect of accounting change	$0.47	$0.39	20.5%	$0.91	$0.76	19.7%
Net income	$0.47	$0.39	20.5%	$0.91	$0.17	435.3%
Weighted average shares, diluted	25,810	24,879	3.7%	25,577	25,018	2.2%

(A) Accounting change refers to the April 1, 2002 adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”.

Supplemental information on segment net revenues:
Liberty Diabetes	$70,764	$60,962	16.1%	$138,293	$119,476	15.7%
Liberty Respiratory	20,068	18,609	7.8%	39,935	35,189	13.5%
Phamaceuticals	14,390	8,441	70.5%	25,931	14,948	73.5%

Total net revenues	$105,222	$88,012	19.6%	$204,159	$169,613	20.4%

Supplemental summarized information on cash flows:
Cash flows from operating activities	$13,912	$6,936	100.6%	$23,963	$12,606	90.1%
Cash flows from investing activities *	(7,721)	(6,314)	(22.3%)	(16,558)	(12,077)	(37.1%)
Cash flows from financing activities	3,749	137	2636.5%	1,010	(1,579)	164.0%

Net change in cash and cash equivalents	9,940	759	1209.6%	8,415	(1,050)	901.4%
Beginning cash and cash equivalents	25,637	26,075	(1.7%)	27,162	27,884	(2.6%)

Ending cash and cash equivalents	$35,577	$26,834	32.6%	$35,577	$26,834	32.6%

*	Includes the purchase of $374,000 and $5.9 million of short-term investments in the three and six months ended September 30, 2003, respectively.

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PolyMedica Corporation
Consolidated Balance Sheets
(In thousands)

	September 30,	March 31,
	2003	2003

ASSETS
Current assets:
Cash and cash equivalents	$35,577	$27,162
Investments	7,381	1,442
Accounts receivable, net	49,451	61,168
Inventories	16,905	18,850
Deferred income taxes	13,960	13,960
Prepaid expenses and other current assets	5,983	3,438

Total current assets	129,257	126,020
Property, plant and equipment, net	59,954	53,304
Goodwill	5,946	5,946
Intangible assets, net	207	108
Direct response advertising, net	71,772	64,061
Other assets	1,990	1,530

Total assets	$269,126	$250,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$22,470	$29,579
Current portion, capital lease obligations and note payable	872	2,310

Total current liabilities	23,342	31,889
Long-term capital lease and other obligations	2,284	1,877
Deferred income taxes	20,528	20,528

Total liabilities	46,154	54,294
Total shareholders’ equity	222,972	196,675

Total liabilities and shareholders’ equity	$269,126	$250,969

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